Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 20 Dated October 4, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $50,000,000
Price to Public: 100%	Proceeds to HFC: 99.955%
Issue Date: October 10, 2001	Stated Maturity: April 10, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on October 10, 2001.
Interest Rate Basis: 1 Day Federal Funds Open Bloomberg Page Fed Funds Open Garban
Spread or Spread Multiplier: Plus +.25% (+25 basis points)
Interest Payment Dates: On the 10th of each month of each year, commencing November 10, 2001, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On each Business Day.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily.
Agent: Morgan Stanley Dean Witter $50,000,000
Agent's Discount or Commission: .045%